UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Ballantyne of Omaha, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE AND PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

to be held at

Doubletree Guest Suites Hotel
Executive Place
7270 Cedar Street
Omaha, Nebraska 68124

on

Wednesday, May 23, 2007 at 4:00 p.m. (Central time)

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held May 23, 2007

The Annual Meeting of Stockholders of Ballantyne of Omaha, Inc. will be held at the Doubletree Guest Suites Hotel, Executive Place, 7270 Cedar Street, Omaha, Nebraska, on May 23, 2007 at 4:00 p.m. CDT for the following purposes:

1.                To elect one director of the Company to a one year term.

2.                To transact such other business as may properly be brought before the meeting or any adjournment thereof.

Only those stockholders of record at the close of business on March 30, 2007, (the “Record Date”) shall be entitled to notice of the meeting and to vote at the meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, please submit your proxy as soon as possible to assure a quorum. You can vote by telephone, on the internet, or by mail with a proxy card. Voting by any of these methods will ensure that you are represented at the Annual Meeting even if you are not there in person. Please review the instructions on the proxy card regarding these voting options. Stockholders who have previously voted but attend the meeting may withdraw their proxy if they wish to do so, and vote in person.

Important:  Your prompt return of the Proxy Card will help save your Company the expense and extra work of additional solicitation.

If you desire assistance in scheduling overnight accommodations in Omaha, contact Debbie Wilbeck at Ballantyne at (402) 453-4444, ext. 303. Early reservations are encouraged.

Our 2006 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

I look forward to seeing you at the Annual Meeting.

Dated this 20th day of April, 2007.

By Order of the Board of Directors

John P. Wilmers
President and Chief Executive Officer

PROXY STATEMENT
GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ballantyne of Omaha, Inc. (“Ballantyne” or the “Company”). The Company’s principal offices are located at 4350 McKinley Street, Omaha, Nebraska and its telephone number is 402-453-4444. The 2007 Annual Meeting of Stockholders will be held on May 23, 2007 at 4:00 p.m. CDT at the Doubletree Guest Suites Hotel, 7270 Cedar Street in Omaha, Nebraska. Stockholders of record at the close of business on March 30, 2007 are entitled to notice of, and to vote at, the meeting and any adjournment thereof. This Proxy Statement was first mailed to stockholders on approximately April 20, 2007.

VOTING SHARES AND PRINCIPAL HOLDERS

The following table shows each person or entity Ballantyne knows to be the beneficial owner of more than five percent of the Company’s outstanding common stock as of March 30, 2007.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Pequot Capital Management, Inc.(1) 500 Nyala Farm Road Westport, CT 06880	1,503,200	10.9%
Cramer Rosenthal McGlynn, LLC(2) 520 Madison Avenue New York, NY 10022	1,227,000	8.9%

(1)          This information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2006 by Pequot Capital Management, Inc.

(2)          This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2007 by Cramer Rosenthal McGlynn, LLC.

APPOINTMENT AND REVOCATION OF PROXIES

As of the close of business on March 30, 2007, the Company had 13,800,584 shares of outstanding common stock, all of which are entitled to vote at the Annual Meeting.

Each share is entitled to one vote on each matter presented.

Transaction of business may occur at the meeting if a quorum is present. A quorum will be present if a majority of the voting power of the outstanding shares of common stock are present at the meeting, in person or by proxy. If a quorum is present at the Annual Meeting, the nominee for election to the Board of Directors who receives the greatest number of votes cast for the election of the director by shares present at the meeting, in person or by proxy, and entitled to vote, shall be elected.

Proxies which are properly signed and returned will be voted at the meeting. Stockholders may specify their preference by marking the appropriate boxes on the proxy and the proxy will then be voted in accordance with such specifications. In the absence of such specifications, the proxy will be voted for the election of the nominee for director and in accordance with the instructions of the Board of Directors as to any other matters. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of votes cast with respect to a proposal. Stockholders who attend the meeting may vote in person even though they have voted by proxy. A proxy is revocable at any time before it is voted and a proxy is automatically revoked upon the giving of a subsequent proxy or by voting in person at the meeting. The Company will bear the cost of solicitation of proxies, including the charges and expenses of brokers and others for forwarding solicitation materials to beneficial owners of stock. In addition to the use of mail, proxies may be solicited by personal interview, telephone or facsimile. Mellon Investor Services LLC, the Company’s Transfer Agent, is prepared to assist the Company to solicit proxies, if necessary.

SECURITY OWNERSHIP OF DIRECTORS AND
NAMED EXECUTIVE OFFICERS

The following chart sets forth, as of the close of business on March 30, 2007, certain information concerning beneficial ownership of common stock by each director of the Company, each of the named executives (as defined below), and all directors and executive officers as a group.

Name	Number of Shares Beneficially Owned		Percent of Common Stock(1)
John P. Wilmers, President and CEO	286,611	(2)	2.1%
Kevin S. Herrmann, CFO	46,875	(3)	*
Ray F. Boegner, Senior Vice President	101,300	(4)	*
William F. Welsh, II, Chairman of the Board	145,875	(5)	1.1%
Christopher E. Beach, Director	260,350	(6)	1.9%
Alvin Abramson, Director	48,250	(7)	*
Marc E. LeBaron, Director	27,125	(8)	*
Mark D. Hasebroock, Director	39,375	(9)	*
All directors and executive officers as a group	955,761	(10)	6.9%

*                    Less than 1% of common stock outstanding.(1)

All executive officers beneficially own 434,786 shares including exercisable stock options, or 3.2% of the outstanding common stock.(1)(11)

       (1) Based upon 13,800,584 shares of common stock outstanding as of March 30, 2007. Each named person is deemed to be the beneficial owner of shares of common stock that may be acquired within 60 days of March 30, 2007 upon the exercise of stock options (assumes vesting of certain outside directors stock options effective May 24, 2007). Accordingly, the number of shares and percentage set forth next to the name of such person, all executive officers as a group and all directors and executive officers as a group includes the shares of common stock issuable pursuant to presently exercisable stock options. However, the shares of common stock so issuable upon exercise by any such person are not included in calculating the percentage of common stock beneficially owned by any other stockholder.

       (2) Includes 68,686 shares of common stock directly owned by Mr. Wilmers and 217,925 shares purchasable pursuant to presently exercisable stock options.

       (3) Includes 4,000 shares of common stock directly owned by Mr. Herrmann and 42,875 shares purchasable pursuant to presently exercisable stock options.

       (4) Includes 3,000 shares of common stock directly owned by Mr. Boegner and 98,300 shares purchasable pursuant to presently exercisable stock options.

       (5) Includes 98,625 shares of common stock directly owned by Mr. Welsh and 47,250 shares purchasable pursuant to presently exercisable stock options.

       (6) Includes 244,600 shares of common stock directly owned by Mr. Beach and 15,750 shares purchasable pursuant to presently exercisable stock options.

       (7) Includes 1,000 shares of common stock directly owned by Mr. Abramson and 47,250 shares purchasable pursuant to presently exercisable stock options.

       (8) Includes 3,500 shares of common stock directly owned by Mr. LeBaron and 23,625 shares purchasable pursuant to presently exercisable stock options.

       (9) Includes 39,375 shares purchasable pursuant to presently exercisable stock options.

(10) Includes 423,411 shares of common stock owned directly by all directors and executive officers as a group and 532,350 shares purchasable pursuant to presently exercisable stock options.

(11) Includes 75,686 shares of common stock owned directly by all executive officers and 359,100 shares purchasable pursuant to presently exercisable stock options.

CORPORATE GOVERNANCE

The Board of Directors operates pursuant to the provisions of the Company’s Certificate of Incorporation and Bylaws and has also adopted several corporate governance policies to address significant corporate governance issues. The Board of Directors has adopted the following governance documents:

•       Code of Ethics

•       Audit Committee Charter

•       Nominating Committee Charter

•       Procedures for bringing concerns or complaints to the attention of the Audit Committee

These corporate governance documents are available in print to any stockholder upon request.

Board Independence

The Board of Directors is composed of a majority of independent directors as defined by the listing requirements of the American Stock Exchange (AMEX).

Communication to the Board

Stockholders wishing to communicate with the Board of Directors should address written correspondence to the Secretary of the Company who will present the communication to the Board.

Board Attendance at Annual Meeting

All members of the Board of Directors are encouraged to attend the Annual Meeting. All Directors attended the 2006 Annual Meeting.

AUDIT COMMITTEE

The Company has a standing Audit Committee of the Board of Directors. The Audit Committee consists of Messrs. Abramson (Chair), Beach, Hasebroock and LeBaron, who are independent directors, as defined by AMEX listing requirements. All Audit Committee members are financially literate. The Board of Directors has determined that Mr. Abramson is an audit committee financial expert as defined by Item 407(d)(5)(i)(A)(1) of Regulation S-K of the Securities and Exchange Commission. The Audit Committee assists the Board of Directors in fulfilling its responsibilities for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company, and performs such other duties as are directed by the Board. The Committee’s role includes a particular focus on the qualitative aspects of financial reporting to stockholders, and on the Company’s processes to manage business and financial risk, and for compliance with significant applicable legal, ethical and regulatory requirements. The Committee is directly responsible for the appointment of the independent registered public accounting firm engaged to prepare or issue an audit report on the financial statements of the Company and periodically reviews and evaluates their performance and independence from management. All audit and permitted non-audit services are pre-approved by the Committee. Any services not covered by prior pre-approval or services exceeding the pre-approved cost levels, must be approved in advance by the

Committee. The Committee acts under a written charter, which was amended and restated by the Board of Directors during 2006. A copy of the Audit Committee Charter is appended to this proxy statement as Appendix A. During 2006, the Audit Committee met four times with all members present.

COMPENSATION COMMITTEE

The Compensation Committee is responsible for reviewing and recommending to the Board of Directors annually the compensation to be paid to the President and Chief Executive Officer of the Company. The Compensation Committee of the Company’s Board of Directors consists of directors Welsh, as Chair, LeBaron and Hasebroock. The Committee met one time in 2006 via teleconference.

The Committee functions include:

•       Determining the compensation of the Chief Executive Officer;

•       Overseeing all other executive officers’ compensation, including salary and payments under the Company’s bonus and stock plans.

The Company also has an Outside Director Stock Option Committee, which is responsible for the granting of options under the Outside Directors Stock Option Plan. The Outside Director Stock Option Committee is comprised of Messrs. Brad French and Myron Kaplan, the Company’s outside counsel. This committee took action by unanimous consent in lieu of a special meeting one time during 2006.

NOMINATING COMMITTEE

The members of the Nominating Committee are Messrs. Welsh (Chair), Abramson, Beach, LeBaron and Hasebroock. All members of the Nominating Committee are independent as defined by the AMEX listing requirements. The Nominating Committee acts under a written charter adopted by the Board of Directors. The Nominating Committee reports to and assists the Board of Directors in identifying individuals for membership to the Board and recommends to the Board the director nominees for the next Annual Meeting of Stockholders. The Nominating Committee met two times during 2006.

Director Nomination Process

Nominees are chosen for their ability to represent all of the stockholders, and for their character, judgment, fairness and overall ability. As a group, they are expected to set the appropriate policy for the Company, and to bring to the Board of Directors broad experience in business matters and an insight and awareness of the appropriate and ever-changing role that corporations should have in society. Because the advice of those facing similar problems is of particular value, executive officers of other corporations are desirable nominees.

The following personal criteria will be considered in selecting candidates for the Board of Directors:

•       Independence

•       Wisdom

•       Integrity

•       Understanding and general acceptance of our corporate philosophy

•       Valid business or professional knowledge and experience, that can bear on our strategies and deliberations

•       Proven record of accomplishment

•       Willingness to speak one’s mind

•       Ability to challenge and stimulate management

•       Future orientation

•       Willingness to commit time and energy

The Nominating Committee evaluated John P. Wilmers using these criteria, and recommended his nomination to the Board of Directors. The Board, in turn, nominated Mr. Wilmers for election as a director at the 2007 Annual Meeting of Stockholders.

The Nominating Committee will also consider proposals for nominees for director from stockholders which are made in writing to the Secretary of the Company and comply with Bylaw requirements. The recommendation must contain sufficient background information concerning the nominee to enable a proper judgment to be made as to his or her qualifications. Recommendations must also include a written statement from the candidate expressing a willingness to serve.

PROPOSAL 1
ELECTION OF DIRECTORS

The Bylaws of the Company previously provided that the directors be divided into three classes. The members of each class served staggered three-year terms. Messrs. Alvin Abramson and Marc E. LeBaron were the Class I directors; Messrs. William F. Welsh, II, Christopher E. Beach and Mark D. Hasebroock were Class II directors; and Mr. John P. Wilmers was the Class III director. The terms of the Class I, Class II and Class III directors were to expire at the Annual Meeting of Stockholders to be held in 2008, 2009 and 2007, respectively.

In 2006, the Board of Directors and the stockholders approved an amendment to the Company’s Certificate of Incorporation and Bylaws to declassify the Board of Directors to provide for the annual election of all directors. Current directors will continue to serve the remainder of their elected terms. Beginning with the election of what was the Class III director at this Annual Meeting, directors will be elected annually so that by the Annual Meeting in 2009, all directors will be elected annually. Mr. Wilmers’ term expires this year and the Board of Directors has nominated him to serve until the 2008 Annual Meeting. The election of Mr. Wilmers requires the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote. Consequently, votes withheld and broker non-votes with respect to the election of the directors will have no impact on his election. Proxies which are properly signed and returned will be voted at the meeting. Stockholders may specify their preference by marking the appropriate boxes on the proxy and the proxy will then be voted in accordance with such specifications. In the absence of such specifications, the proxy will be voted for the election of the nominee for director and in accordance with the instructions of the Board of Directors as to any other matters.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE ELECTION OF MR. WILMERS.

BOARD OF DIRECTORS

The Board of Directors has set the number of directors for 2007 at six (6). The chart below sets forth a list of the names, ages and past five-year business history of each current director, any public company directorships held by such persons and, the year in which each became a director of the Company.

Term Expires in 2008

Alvin Abramson,   age 78, Self-employed business consultant since 2000. Retired Certified Public Accountant. Served as Director of the Company since May 2002. Member of Audit (Chair) and Nominating Committees.

Marc E. LeBaron,   age 52, Chairman/CEO of Lincoln Plating from 2001 to present. Previously, President of Lincoln Plating. Director of Assurity Life Insurance Company. Served as Director of the Company since 2005. Member of Audit, Compensation and Nominating Committees.

Term Expires in 2009

William F. Welsh, II,   age 65, Retired Chairman/CEO of Election Systems & Software. Director of Lindsay Manufacturing since 2000. Served as Director of the Company since 2000. Chairman of the Board and Member of Compensation (Chair), Nominating (Chair) and Financial/Strategic Planning and Corporate Governance Committees.

Christopher E. Beach,   age 37, Founder of Bayshore Capital Management, LLC, an investment firm specializing in small and micro-cap public companies, since June 2006. Previously a consultant and private investor. Mr. Beach has a consulting arrangement with Pequot Capital Management, Inc. (“Pequot”), which is the beneficial owner of approximately 11% of Ballantyne’s common stock. Mr. Beach is also a former employee and an investor in certain private investment funds managed by Pequot. Served as Director of the Company since 2006. Member of Audit and and Nominating Committees.

Mark D. Hasebroock,   age 47, Chairman and Co-Founder of NetShops, Inc. from 2002 to present. Served as Director of the Company since 2003. Member of Audit, Compensation, Nominating and Financial/Strategic Planning and Corporate Governance Committees.

Nominee:  Term Expiring in 2008

John P. Wilmers,   age 62, President and CEO of the Company since March 1997, previously executive Vice President of the Company since 1992; joined the Company in 1981 and served in various capacities thereafter. Served as Director of the Company since 1995.

The Board of Directors held six meetings during 2006. In addition, the Board of Directors held one meeting via teleconference. All Directors serving at the time participated in all meetings.

Director Compensation

	Fees Earned Or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Comp. Earn. ($)	All Other Comp. ($)	Total ($)
Alvin Abramson	26,000	—	18,070	—	—	—	44,070
Christopher E. Beach(3)	15,088	—	12,797	—	—	—	27,885
Mark D. Hasebroock	26,000	—	12,797	—	—	—	38,797
Marc LeBaron	26,000	—	18,070	—	—	—	44,070
William F. Welsh, II	26,000	—	18,070	—	—	—	44,070

(1)          Non-employee directors in 2006 received (a) an annual retainer of $20,000; (b) $1,000 for each Board meeting attended; and (c) $500 for each Board meeting held via teleconferencing. Although not included in the above table, directors are reimbursed for their expenses of attending Board meetings.

(2)          New directors are automatically granted 23,625 stock options on the first business day after election. They are automatically granted an additional 23,625 stock options every three years as long as they continue to serve on the Board. The stock options vest at a rate of 7,875 shares on the first business day after election and then continue to vest at an additional rate of 7,875 shares on the first business day after each annual stockholders meeting, assuming they continue to serve on the Board. The stock options have a term of five years and have an exercise price of the fair value on date of initial grant. See footnote 1 to the Company’s consolidated financial statements for the assumptions used in valuing and expensing these awards.

(3)          Mr. Beach was elected to the Board in May 2006.

Outstanding stock option awards as of December 31 were as follows:  Messrs. Abramson, Hasebroock and Welsh, 47,250 shares and Messrs. Beach and LeBaron 23,625 shares.

The Company does not pay directors who are also officers or employees of the Company additional compensation for their service as directors.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

Decisions with respect to executive compensation are made by the Compensation Committee on an individual basis based upon a number of factors, including the provisions of any existing employment contract with an executive officer, evaluation of the executive officer’s performance, the level of responsibility associated with the executive officer’s office, recruitment requirements and the performance of the Company. Compensation of the executive officers of the Company has historically been structured to motivate, reward and retain the executive officers consistent with the needs of the Company from time to time. The major elements of the executive officers’ compensation are base salary and short-term incentives.

The Compensation Committee in December 2006 engaged Compensation Strategies as the Committee’s independent executive compensation consultant. Compensation Strategies reports directly to the Committee and provides advice on the structure and amounts of executive and director compensation.

Base Salary

The base salaries of executive officers have historically reflected, and will continue to reflect their individual contribution to the Company. Base salaries have historically been reviewed annually and may be changed based on the individual’s performance or a change in competitive pay levels in the marketplace.

The Compensation Committee reviews and establishes the base salary of the Chief Executive Officer based on independent competitive data, his leadership in establishing performance standards in the conduct of the Company’s business, and its expectation as to his future contributions in directing the long-term success of the Company and its business. The Committee increased Mr. Wilmers base salary to $255,000 effective January 1, 2007.

Cash Bonuses

The Committee believes that the annual bonus of key employees, including executive officers, should be based on optimizing profits and prudent management of the capital employed in the business. Accordingly, the executive officers participated in the Executive Officers Performance Bonus Compensation Plan during 2006 pursuant to which they would receive cash bonuses if the Company achieved specific operating levels and the employee achieved certain individual goals, as defined. The bonus pool was based upon a percentage of operating income, as defined by the Board of Directors. No bonus was paid under the Plan during 2006, as the financial targets were not achieved. During March 2007, the Compensation Committee replaced this Plan with a new short-term incentive plan. This Plan provides for a target incentive bonus of 50% of the base salary for the Chief Executive Officer and 35% for other executive officers if certain Company and participant goals are met or exceeded. Certain other key employees also participate in the Plan. A minimum level of earnings must be attained before any incentive can be earned. In the event the Company was not profitable, but some of the objectives were met, no cash bonus would be paid but the Compensation Committee would consider a Restricted Stock Award. All target goals were established by the Compensation Committee and approved by the Board.

Stock Plans

During 2005, the Committee adopted, and the stockholders subsequently approved, the 2005 Restricted Stock Plan. The Committee believes that the Restricted Stock Plan provides a mechanism to link executive and stockholder interests and assist the Company in attracting and retaining key executives. No restricted stock units have been granted since the plan’s inception date. The Company also has an Employee Stock Purchase Plan to provide a method by which eligible employees may purchase common stock on a discounted basis through payroll deductions. The maximum number of shares of common stock that can be purchased pursuant to any plan year is two thousand shares. The Compensation Committee believes that participation in the plan provides eligible employees at all levels with a greater incentive to contribute to the success of the Company.

Retirement and Savings 401(k) Plan

The Company has adopted a Retirement and Savings 401(k) Plan, which is a combination savings and profit sharing plan designed to qualify under Section 401 of the United States Internal Revenue Code of 1986, as amended (the “Code”), including the provisions of Section 401(k). All employees of Ballantyne who are at least eighteen years old and who have completed six months of service are eligible to participate in the Plan.

Each Participant may defer up to 100% of their compensation. The Company will match 50% of the amount deferred up to 6% of their compensation. In addition, the Company may elect, at the discretion of the Board, to contribute an additional amount. All contributions to the Plan are nonforfeitable. For 2006, no Participant could contribute more than $15,000 to the Plan and receive a deduction for federal income tax purposes while certain participants age 50 or older could contribute up to $20,000.

Benefits may be distributed to Participants or their beneficiaries, as the case may be, in the event of a Participant’s death, retirement or other termination of service, or, if the Participant so requests, on reaching age 59 1/2. Participants may be eligible to withdraw benefits in case of hardship.

Contributions to the Plan made by the Company on behalf of Messrs. Wilmers, Boegner and Herrmann are included in the Summary Compensation Table.

Employment Contracts

Mr. Wilmers’ base compensation was $245,000 per year during fiscal 2006. During 2007, Mr. Wilmers’ base compensation rose to $255,000. He is also eligible to participate in the short-term incentive plan and other normal employee benefits. Mr. Wilmers’ employment agreement expires in January 2008.

Mr. Boegner’s base compensation was $169,000 per year during fiscal 2006. During 2007, Mr. Boegner’s base compensation rose to $180,000. He is eligible to participate in the short-term incentive plan and other normal employee benefits. Mr. Boegner’s employment agreement expires in January 2008.

Mr. Herrmann’s base compensation is $140,000. He is eligible to participate in the short-term incentive plan and other normal employee benefits. His employment agreement expires in May 2007, and the Company intends to enter into a new agreement with him that accounts for his promotion to Chief Financial Officer in late 2006.

In the event Mr. Wilmers’ employment agreement is terminated other than for cause, Mr. Wilmers is entitled to receive, in addition to his accrued but unpaid salary, any bonus payment he would have been entitled to receive had his employment not been terminated.  The value of this bonus benefit, assuming a termination date of December 31, 2006, as required by SEC rules, was approximately $0.

In the event that their employment agreements are not renewed at the expiration of their terms, Mr. Wilmers and Mr. Boegner are entitled to severance benefits pursuant to the Company’s then-existing severance policy or a minimum of one week of severance for each year of employment and all then-existing insurance benefits will continue during the severance period.  Assuming a termination date of December 31, 2006, as required by SEC rules and assuming applicability of the Company’s then-existing severance policy of providing employees with over 10 years of service with two weeks for each year of employment, the approximate value of the severance benefits would have been approximately $287,500 for Mr. Wilmers and $169,200 for Mr. Boegner.  The value of severance benefits for Mr. Herrmann under the same assumptions, given the then-existing policy of providing employees with over 5 years of service with 1.5 weeks for each year of employment would have been approximately $38,700.

Mr. Wilmers’ and Mr. Boegner’s employment agreements provide that in the event the Company is the subject of a sale transaction, either of its assets or stock, the purchaser must assume the employment agreements.  They further provide for an automatic extension for a period of three years from the closing date of such a transaction.  Mr. Hermann’s employment agreement provides for a three-year extension under such conditions.

Mr. Wilmers’ employment agreement obligates the Company to continue medical insurance coverage at the Company’s expense for him and his eligible dependents until he reaches age 65, and for his spouse until she reaches age 65 notwithstanding expiration of the agreement, provided that Mr. Wilmers is employed by the Company until at least age 62.  After attaining age 65, Mr. Wilmers and his eligible dependents are entitled to medical insurance coverage if the Company provides such coverage for other retired senior executives.  The Company will provide medical coverage for Mr. Wilmers’ spouse until she reaches age 65 provided Mr. Wilmers remains employed by the Company until his retirement.  As of December 31, 2006, the Company has accrued approximately $262,600 toward this obligation.

The Company’s obligations under the employment agreements with all three executives are conditioned upon their compliance with the terms of the agreement which include, as applicable, provisions concerning non-disclosure of confidential information and covenants not to solicit the Company’s customers and employees.

Compensation Committee Interlocks and Insider Participation

During 2006 there were no compensation committee interlocks and no insider participation in compensation decisions that were required to be reported under the rules and regulations of the Securities and Exchange Act of 1934.

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement and based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

William F. Welsh, II (Chair)

Mark D. Hasebroock

Marc E. LeBaron

EXECUTIVE COMPENSATION

List of Current Executive Officers of the Company

The following is a list of the names and ages of the current executive officers of the Company, their business history for at least the last five years and their term of office with the Company.

Name	Age	Position and Principal Occupation	Officer Since
John P. Wilmers	62	Director of Company; President and CEO of Company since March 1997; previously Executive Vice President of Company since 1992; joined Company in 1981 and has served in various capacities thereafter.	1988
Ray F. Boegner	57	Senior Vice President; previously Senior Vice President of Sales; Vice President of Sales prior to November 1996; joined Company in 1985.	1997
Kevin S. Herrmann	41	Appointed CFO, Secretary and Treasurer in November 2006; joined the Company as Controller in 1997.	2006

The following table sets forth a summary of the compensation paid to the Chief Executive Officer and four other executive officers of the Company for the fiscal years ended December 31, 2006, 2005, and 2004.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Comp. ($) (g)	Change in Pension Value & Nonqualified Def. Comp. Earnings ($) (h)	All Other Compensation ($)(4) (i)	Total ($) (j)
John P. Wilmers	2006	245,000	0	0	0	0	0	21,295	266,295
President and Chief	2005	235,000	134,708	0	0	0	0	20,669	390,377
Executive Officer	2004	233,654	143,711	0	0	0	0	18,166	395,531
Kevin Herrmann (1)	2006	107,146	0	0	0	0	0	6,837	113,983
Chief Financial Officer, Secretary and Treasurer
Daniel E. Faltin (2)	2006	106,615	0	0	0	0	0	3,634	110,249
Executive Vice	2005	189,000	121,266	0	0	0	0	6,397	316,663
President	2004	186,923	119,626	0	0	0	0	15,027	321,576
Brad French (3)	2006	158,000	0	0	0	0	0	14,722	172,722
Former Chief Financial Officer, Secretary and	2005	150,000	93,312	0	0	0	0	13,176	256,488
Treasurer	2004	147,462	93,557	0	0	0	0	12,865	253,884
Ray F. Boegner	2006	169,000	0	0	0	0	0	13,104	182,104
Senior Vice	2005	161,000	102,892	0	0	0	0	10,700	274,592
President	2004	158,885	101,712	0	0	0	0	11,792	272,389

(1)          Mr. Herrmann was appointed Chief Financial Officer, Secretary and Treasurer in November 2006, however, the amounts shown for Mr. Herrmann are for the full fiscal year.

(2)          Mr. Faltin resigned as of July 7, 2006.

(3)   Mr. French resigned as Chief Financial Officer, Secretary and Treasurer as of November 15, 2006. He currently works as a part-time employee.

(4)          The Company provides its executives with certain employee benefits. These benefits include excess life and disability insurance, certain auto expenses and contributions made by the Company under the Ballantyne Retirement and Savings Plan described herein and are identified and quantified for 2006 below:

	Mr. Wilmers	Mr. Herrmann	Mr. Faltin	Mr. French	Mr. Boegner
Car expenses	$10,387	3,281	—	8,784	5,715
Employer match on Retirement and Savings Plan	7,344	3,238	3,198	4,770	5,070
Excess life and disability insurance	3,564	318	436	1,168	2,319
Total All Other Compensation	21,295	6,837	3,634	14,722	13,104

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number Of Shares Of Units Of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market of Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John Wilmers	53,550	—	—	10.12	04/02/2007	—	—	—	—
	23,625			11.43	10/14/2007
	15,750			7.30	12/23/2008
	125,000			0.62	05/01/2012
Ray Boegner	26,775	—	—	10.12	04/02/2007	—	—	—	—
	11,025			11.43	10/14/2007
	10,500			7.30	12/23/2008
	50,000			0.62	05/01/2012
Kevin Herrmann	4,725	—	—	11.43	10/14/2007	—	—	—	—
	3,150			7.30	12/23/2008
	35,000			0.63	05/06/2012
Brad French	16,538	—	—	8.10	01/27/2007	—	—	—	—
	15,750			11.43	10/14/2007
	10,500			7.30	12/23/2008
	50,000			0.62	05/01/2012

Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Ray Boegner	50,000	184,000	—	—
Dan Faltin	125,000	389,548	—	—

(1)          Difference between the exercise price and the market price on the date of exercise.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit (#)(2)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
John Wilmers, Chief Executive Officer	Postretirement Benefit Plan	25	$262,599	—

(1)          Years of credited service under the plan are equivalent to the years of total service for the employee through December 31, 2006.

(2)          The Company sponsors a postretirement health care plan for certain current and former executives and their spouses. The amount reflects the actuarial present value of benefits accumulated under the plan, in accordance with the same assumptions disclosed in Note 14 to the consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2006.

REPORT OF THE AUDIT COMMITTEE

The Company’s management is responsible for the preparation of the Company’s consolidated financial statements for the year ended December 31, 2006. The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), audits the annual consolidated financial statements prepared by management and expresses an opinion as to whether those consolidated financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles. Additionally, KPMG conducts quarterly reviews of the Company’s consolidated financial statements in accordance with the Statement on Auditing Standards (“SAS”) No. 100, “Interim Financial Information.” The Audit Committee meets with KPMG LLP in executive session to discuss any matters that the Committee or KPMG LLP believes should be discussed privately with the Audit Committee.

During the year ended December 31, 2006:

The Company’s independent registered public accounting firm discussed with the Audit Committee issues required to be discussed by SAS No. 61 “Communications with Audit Committees” as amended by SAS No. 90, “Audit Committee Communications.” SAS No. 61, as amended by SAS No. 90, specifies that the discussion should involve management and include such matters as the consistency, clarity and completeness of accounting policies and disclosures.

•       The Audit Committee reviewed the Company’s audited financial statements, the Company’s unaudited quarterly consolidated financial statements and met with both management and KPMG LLP to discuss those consolidated financial statements. Management has represented to the Audit Committee that those consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.

•       The Audit Committee has received and reviewed written disclosures from KPMG LLP required by Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees” (concerning matters that may affect an auditor’s independence) and has discussed with KPMG LLP its independence. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with their independence.

•       Based upon its review and the discussions noted above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

The foregoing report is submitted by the Audit Committee in accordance with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

Alvin Abramson (Chair)

Christopher E. Beach

Mark D. Hasebroock

Mark E. LeBaron

PERFORMANCE GRAPH

The following performance graph shows the cumulative total return on the Company’s common stock, the S & P 500 Market Value Index and a peer group for the past five years. The peer group is made up of two corporations (namely Concord Camera Corp and Optibase Limited). The peer group is comprised of companies with a market capitalization between approximately $28 million and $70 million, each of which is engaged in the sale of products related to the theater, motion picture or image capturing or image projection businesses. The Company is unable to identify, for comparison purposes, any public industry or line-of-business indices because the small number of companies offering similar or competing products are divisions or subsidiaries of much larger, diversified companies.

The performance graph assumes the value of the investment in the common stock and each index was $100 and that all dividends were reinvested.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Ballantyne Of Omaha, Inc., The S & P 500 Index
And A Peer Group

*                    $100 invested on 12/31/01 in stock or index including reinvestment of dividends. Fiscal year ended December 31,

Copyright © 2007, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

Ballantyne of Omaha, Inc.
	Cumulative Total Return
	12/01	12/02	12/03	12/04	12/05	12/06
Ballantyne of Omaha, Inc.	$100.00	$138.18	$527.27	$818.18	$889.09	$961.82
S&P 500	$100.00	$77.90	$100.24	$111.15	$116.61	$135.03
Peer Group	$100.00	$69.46	$131.90	$49.86	$33.06	$25.70

ADDITIONAL INFORMATION

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than 10% of the Company’s stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Ballantyne believes that all persons subject to these reporting requirements filed the required reports on a timely basis during 2006.

Independent Registered Public Accountants

KPMG LLP, certified public accountants, are the independent registered public accountants for the Company.

Representatives of KPMG LLP are expected to be present at the stockholders’ meeting and will be given the opportunity to make any statement they might desire and will also be available to respond to appropriate questions from stockholders. The following table sets forth the aggregate fees for professional service rendered by KPMG LLP for each of the last two fiscal years:

Category of Fee	2006	2005
Audit Fees(1)	$155,780	$114,095
Audit-Related Fees(2)	—	14,590
Tax Fees(3)	52,450	17,560
All Other Fees	—	—
Total	$208,230	$146,245

(1)          Audit fees consist of the audit of the Company’s financial statements and review of the Company’s quarterly financial statements.

(2)          Audit-related fees relate to the audit of the Company’s employee benefit plan in 2005 and other accounting compliance assistance.

(3)          Tax fees relate to tax compliance.

The Audit Committee has implemented pre-approval procedures consistent with the rules adopted by the Securities and Exchange Commission.

There were no fees billed by KPMG LLP for the Company’s most recent fiscal year for professional services rendered in connection with financial information systems design and implementation.

KPMG LLP has been selected as the Company’s independent registered public accountants for 2007.

APPENDIX A

BALLANTYNE OF OMAHA, INC. AUDIT COMMITTEE CHARTER
Adopted March 22, 2006

PURPOSE:

The Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibilities for oversight of the quality and integrity of the accounting, auditing internal controls, and reporting practices of the Company, and performs such other duties as are directed by the Board. The Committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders, and on the Company’s processes to manage business and financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements. The Committee is directly responsible for the appointment of the public accounting firm engaged to prepare or issue an audit report on the financial statements of the Company.

MEMBERSHIP:

The membership of the Committee shall consist of at least three independent directors as defined by Section 121A of the American Stock Exchange Company Guide, each of whom is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, or cash flow statement or will become able to do so within a reasonable period of time after his or her appointment to the Audit Committee. At least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment. Applicable laws and regulations shall be followed in evaluating a member’s independence. The members of the Committee shall be elected by the Board at its annual meeting. The Chairperson shall be appointed by the full Board.

COMMUNICATIONS/REPORTING:

The public accounting firm shall report directly to the Committee. The Committee is expected to maintain free and open communication with the public accounting firm, the internal accounting staff, and the Company’s management. This communication shall include private executive sessions, at least annually, with these parties. The Committee Chairperson shall report on the Audit Committee activities to the full Board.

MEETINGS:

The Committee shall meet four times a year or more frequently as circumstances require. The Committee may ask members of management or others to attend the meetings.

The agenda for the Committee meetings will be prepared in consultation between the Committee chair and members of the Committee, and when appropriate, with Company’s finance management and the public accounting firm.

RESPONSIBILITIES:

The Committee relies on the expertise and knowledge of management, the internal accounting staff, and the public accounting firm in carrying out its oversight responsibilities. Management of the Company is responsible for determining the Company’s financial statements are complete, accurate and in accordance with generally accepted accounting principles. The public accounting firm is accountable to the full Board of Directors and the Audit Committee. The public accounting firm is responsible for auditing the Company’s financial statements. It is not the duty of the Committee to plan or conduct audits, to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles, to conduct investigations, or to assure compliance with laws and regulations or the Company’s internal policies, procedures, and controls.

SPECIFIC RESPONSIBILITIES:

1.    The Committee will perform such functions as assigned by law, the Company’s charter, bylaws, or the Board of Directors.

2.    Ensure its receipt from the public accounting firm of a formal written statement delineating all relationships between the public accounting firm and the Company consistent with Independent Standards Board, Standard 1, and to actively engage in a dialogue with the public accounting firm with respect to any disclosed relationships or services that may impact the objectivity and independence of the public accounting firm.

3.    Taking or recommending that the full Board of Directors take, appropriate action to oversee the independence of the public accounting firm.

4.    Provide a report in the annual proxy that includes the Committee’s review and discussion of matters with management and the independent public accounting firm. In addition, include a copy of the committee charter as an appendix to the proxy statement at least once every three years.

5.    Appoint, approve the compensation of, and provide oversight of the public accounting firm.

6.    Confirm annually the independence of the public accounting firm, quarterly review of the firm’s non-audit services and related fees.

7.    Verify the Committee consists of a minimum of three members who are financially literate, including at least one member who has financial management expertise.

8.    Review with the public accounting firm and the Company’s financial management the adequacy of the Company’s internal controls, including computerized information system controls and security.

9.    Review policies and procedures regarding transactions between the Company and officers and directors that are not a normal part of the Company’s business.

10. The Committee will meet with management and the public accounting firm to review earnings press releases, as well as Company’s policies with respect to release of financial information and earnings guidance.

11. Review with management and the independent public auditor the annual and quarterly financial statements of the Company, including: (a) the Company’s disclosures under “Management’s Discussion and Analysis Condition and Results of Operations”; (b) any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of a report on Form 10-K or 10-Q with the Securities and Exchange Commission; and (c) the items required by Statement of Auditing Standards 61 as in effect at that time in the case of annual statements and Statement of Auditing Standards 100 as in effect at that time in the case of the quarterly statements.

12. In connection with each periodic report of the Company, review management’s disclosure to the Committee under Section 302 of the Sarbanes-Oxley Act, and the contents of the Chief Executive Officers and the Chief Financial Officer certificates to be filed under Section 302 and 906 of the Act.

13. Meet with the public accounting firm in executive session to discuss any matters that the Committee or the public accounting firm believe should be discussed privately with the Audit Committee.

14. Meet with the Chief Financial Officer in executive session to discuss any matters that the Committee believe should be discussed with the Audit Committee.

15. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

16. Appoint and set the compensation of such special or independent counsel, accountants or other experts as the Committee deems necessary or appropriate to discharge its duties and responsibilities.

17. Review and update this charter, at least annually, as conditions dictate.

18. Conduct an annual performance of the Audit Committee and annually evaluate the adequacy of its Charter.

BALLANTYNE OF OMAHA, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 23, 2007

The undersigned hereby appoints John P. Wilmers and Kevin S. Herrmann, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Ballantyne of Omaha, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held at Doubletree Guest Suites Hotel, Executive Place, 7270 Cedar Street, Omaha, Nebraska 68124, on the 23rd day of May 2007 at 4:00 p.m. or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE LISTED AND IN ACCORDANCE WITH THE INSTRUCTIONS OF THE BOARD OF DIRECTORS AS TO ANY OTHER MATTERS.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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PROPOSAL 1:	FOR ☐	AGAINST ☐	ABSTAIN ☐
ELECTION OF DIRECTORS Nominee: 01 John P. Wilmers

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
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